CONTACT:	David S. Collins	Devin Sullivan
	Chief Financial Officer	Senior Vice President
	Fuel Tech, Inc.	The Equity Group Inc.
	(630) 845-4500	(212) 836-9608

FUEL TECH REPORTS 2016 FOURTH QUARTER AND FULL-YEAR
FINANCIAL RESULTS
WARRENVILLE, Ill., March 14, 2017 - Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported financial results for the fourth quarter ("Q4") and full year (“FY”) ended December 31, 2016.
Summary and Outlook
Vincent J. Arnone, President and CEO of Fuel Tech, commented, “Our results for Q4 and FY 2016 were disappointing and indicative of the lingering challenges that we are facing caused by continued regulatory uncertainty that has hindered capital investment in our products by both utility and industrial customers. Declining energy demand, and a shift towards less expensive natural gas and away from coal have also negatively impacted our performance. Revenues for 2016 declined for our two primary business segments and our consolidated operating losses increased. We also incurred non-cash charges and other items totaling $4.7 million in Q4 2016 and $6.5 million in FY 2016."
“In response to market conditions, we have refined our operating strategy, and are continuing to proactively manage our business and financial assets. During 2016 we reduced selling, general and administrative (“SG&A”) expenses by $5.3 million, or 17%. Our SG&A expenses have been reduced by $9.9 million, or 28% from 2014 levels. In 2017, we will realize the full year impact of the actions that we took in 2016, and expect an incremental reduction of $4.0 million from 2016 levels. At December 31, 2016, cash and equivalents were $17.8 million (including restricted cash of $6.0 million), or $0.76 per share, and we had no long-term debt. We have also announced over $17.0 million in new orders thus far in 2017, and our global business development activities are ongoing.”
Mr. Arnone continued, “The issues that impacted our operations for 2016 are expected to negatively impact our results for Q1 and Q2 of 2017; however, we believe that our performance will improve during the second half of 2017 based on the recognition of revenues from the high volume of new orders that we have booked to date and cost reduction initiatives. Although any number of factors could influence our forecast, we expect higher consolidated revenue in 2017 compared to 2016, driven by improved performance at our Air Pollution Control (“APC”) segment, offset by lower revenue at FUEL CHEM®. Reflective of our success in lowering SG&A expenses, we will maintain a cost structure that aligns with and optimizes our revenue generating abilities. We will manage working capital, which stood at $26.6 million at December 31, 2016, and preserve our strong balance sheet and zero long-term debt profile. We will also look to continue to invest in and advance technologies that we believe will help define our future, including Fuel Conversion. Based on our current outlook, we expect a return to operating profitability in Q4 of 2017.”
Q4 2016 Results Overview
Results for Q4 2016 included $4.7 million in non-cash and other charges (collectively, “the non-cash and other charges”) consisting of the following: a $2.1 million non-cash intangible assets impairment charge recorded in the APC technology segment; a $0.6 million charge related to a subcontractor dispute settlement in the APC technology segment; a $0.8 million non-cash excess and obsolete inventory reserve of which $0.6 million was associated with the FUEL CHEM technology segment and $0.2 million was associated with the APC technology segment; and a $1.2 million non-cash income tax charge for recording a full valuation allowance on China deferred tax assets.

Including the impact of the non-cash and other charges, net loss in Q4 2016 was $9.1 million, or $0.39 per diluted share. Excluding the non-cash and other charges, the net loss for Q4 2016 would have been $4.4 million, or $0.19 per diluted share.
The net loss for Q4 2015 was $9.1 million, or $0.39 per diluted share, and included a $6.1 million non-cash income tax charge for recording a full valuation allowance on United States deferred tax assets, and a $1.4 million non-cash intangible assets impairment charge recorded in the APC technology segment. On a non-GAAP basis, exclusive of these non-cash charges, the net loss for Q4 2015 would have been $1.6 million, or $0.07 per diluted share.
Consolidated revenues for Q4 2016 were $9.6 million as compared to $18.2 million in Q4 2015, reflecting lower APC and FUEL CHEM revenues.
APC segment revenues in Q4 2016 declined to $5.0 million from $12.5 million in Q4 2015, reflecting declining energy demand for coal fired power plants, as well as timing of new projects. Segment gross margin was $0.3 million, or 6% in Q4 2016, compared to $4.0 million, or 32% in Q4 2015. These declines were the result of lower revenues with a corresponding decrease in cost of sales, and lower margin work associated with project and product mix.
APC gross margin in Q4 2016 included charges totaling $0.8 million consisting of $0.6 million related to a sub-contractor dispute and a non-cash excess and obsolete inventory reserve of $0.2 million; exclusive of these charges, gross margin in Q4 2016 would have been $1.1 million or 23%.
Capital projects backlog for the APC segment decreased to $8.0 million at December 31, 2016 from $22.2 million at December 31, 2015. Capital projects backlog at December 31, 2016 did not include $17.0 million of new awards announced by Fuel Tech thus far in Q1 2017.
The FUEL CHEM® segment generated revenues of $4.6 million in Q4 2016, down $1.2 million, or 20%, from $5.7 million in Q4 2015, and due primarily to low electricity demand and ongoing fuel switching from coal to natural gas, which have led to unscheduled outages and coal generating units operating at less than full capacity. The segment gross margins in Q4 2016 and Q4 2015 were 33% and 51%, respectively. Gross margin in Q4 2016 included the impact of the above-referenced inventory reserve of $0.6 million; excluding this impact, gross margin for Q4 2016 would have been 46%.
SG&A expenses in Q4 2016 declined by 20% to $5.9 million, or 61% of revenues, from $7.4 million, or 41% of revenues, in Q4 2015. The net-dollar decrease in SG&A expenses is primarily attributable to declines in employee-related costs, administrative costs related to our foreign operations, and professional fees and consulting services.
Fuel Tech's research and development (R&D) expenses in Q4 2016 were $970,000, the majority of which were directed towards our Fuel Conversion initiative.
Adjusted EBITDA for Q4 2016 totaled $(3.8) million compared to Adjusted EBITDA of $50,000 for Q4 2015.
Full Year Results Overview
Results for FY 2016 included $6.5 million in non-cash charges and other items, consisting of: the above-referenced $4.7 million in the non-cash and other charges recorded in Q4 2016; a $1.4 million restructuring charge associated with a July 2016 workforce reduction; and a $0.4 million non-cash write-off of equipment associated with a research and development trial. Primarily as a result of these factors, Fuel Tech reported a net loss of $17.4 million, or $0.74 per diluted share, for FY 2016. On a non-GAAP basis, exclusive of these non-cash and other charges, the net loss for FY 2016 would have been $10.9 million, or $0.47 per diluted share.
Consolidated revenues in 2016 totaled $55.2 million, a decline of $18.5 million, or 25%, from $73.7 million in 2015.
APC segment revenues were $34.1 million in 2016, down $9.4 million, or 22%, from $43.5 million in 2015, primarily for the reasons cited above. Segment gross margins in 2016 and 2015 were 25% and

30%, respectively. APC gross margin in 2016 included the above-referenced $0.8 million in charges recorded in Q4 2016; exclusive of these charges, 2016 gross margin would have been $9.5 million, or 28%.
Revenues at FUEL CHEM in 2016 totaled $21.1 million, down from $30.2 million in 2015. Segment gross margins in 2016 and 2015 were 48% and 52%, respectively. Gross margin in 2016 included the impact of the above-referenced inventory reserve of $0.6 million; excluding this impact, 2016 gross margin would have been $10.7 million, or 51%.
SG&A expenses declined to $25.6 million, or 46% of revenues, in FY 2016, compared to $30.9 million, or 42%, in FY 2015.
R&D for 2016 rose to $4.6 million from $4.3 million in 2015, and was primarily attributable to higher spending in our Fuel Conversion segment.
Adjusted EBITDA in 2016 was $(8.2) million compared to Adjusted EBITDA of $(1.2) million in 2015.
Fuel Conversion Segment
We continue to advance our Fuel Conversion initiative towards commercialization. Started in late 2014, our Fuel Conversion technology converts low cost carbon-based feedstocks into high-value engineered carbon products.
We have advanced our development efforts to include two targeted plant build-out sites, and are in the process of executing a variety of site development tasks to facilitate the goal of ultimately operating Fuel Conversion systems on those sites. Some of the critical production equipment for construction of a Fuel Conversion system has been acquired, and is now being modified to meet Fuel Tech's specifications for use of the proprietary Fuel Conversion process in a Fuel Conversion system. Currently, these upgrades are expected to be completed in late Q1 / early Q2 2017.

During Q1 2017, the environmental site permit application for the first Fuel Conversion system was submitted, with internally projected timing for permit award targeted for Q2 2017. Concurrent with the environmental permitting process, we will be focusing on the planning for Fuel Conversion system site preparation and balance-of-plant installation work. We continue to solicit various alternative sources of financing, which will assist in the further development of this initiative.
We continue our customer development activities including working closely with prospects to define current projections for initial test quantities, as well as long-term product requirements.

Conference Call
Management will host a conference call on Wednesday, March 15, 2017 at 9:00 am ET to discuss the results and business activities.
Interested parties may participate in the call by dialing:

•	(877) 423-9820 (Domestic) or

•	(201) 493-6749 (International)

The conference call will also be accessible via the Upcoming Events section of the Company’s web site at www.ftek.com. Following management’s opening remarks, there will be a question and answer session. Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to dsullivan@equityny.com. For those who cannot listen to the live broadcast, an online replay will be available at www.ftek.com.

About Fuel Tech
Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services.  These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques - such as Low NOx Burners and Over-Fire Air systems - and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems as well as systems that incorporate

ASCR™ (Advanced Selective Catalytic Reduction), NOxOUT CASCADE®, ULTRA™ and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 1000 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass and other fuels are utilized.
The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx.  The Company has experience with this technology, in the form of a customizable FUEL CHEM program, on over 110 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.
Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning.  In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.
Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software.  These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems.  For more information, visit Fuel Tech’s web site at www.ftek.com.
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially.

Fuel Tech, Inc.
Consolidated Balance Sheets
(in thousands of dollars, except share and per-share data)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$11,826	$21,684
Restricted cash	6,020	—
Marketable securities	9	19
Accounts receivable, net	18,790	23,060
Inventories	1,012	1,653
Prepaid expenses and other current assets	2,891	3,889
Income taxes receivable	87	1,857
Deferred income taxes	—	239
Total current assets	40,635	52,401
Property and equipment, net	10,920	12,001
Goodwill	2,116	2,116
Other intangible assets, net	3,451	7,144
Deferred income taxes	—	992
Other assets	666	1,357
Total assets	$57,788	$76,011
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	6,303	8,942
Accrued liabilities:
Employee compensation	1,390	1,645
Other accrued liabilities	6,357	5,949
Total current liabilities	14,050	16,536
Other liabilities	346	501
Total liabilities	14,396	17,037

Stockholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 23,800,924 and 23,419,008 shares issued, and 23,446,035 and 23,167,216 outstanding in 2016 and 2015, respectively	238	234
Additional paid-in capital	137,380	135,394
Accumulated deficit	(91,520)	(74,132)
Accumulated other comprehensive (loss) income	(1,568)	(1,556)
Nil coupon perpetual loan notes	76	76
Treasury stock, 354,889 and 251,792 shares in 2016 and 2015, respectively, at cost	(1,214)	(1,042)
Total stockholders’ equity	43,392	58,974
Total liabilities and stockholders’ equity	$57,788	$76,011

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per-share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues	$9,568	$18,201	$55,161	$73,664
Costs and expenses:
Cost of sales	7,717	11,294	36,367	45,107
Selling, general and administrative	5,853	7,407	25,564	30,897
Restructuring charge	3	(16)	1,428	219
Research and development	970	898	4,552	4,273
Goodwill and intangible assets impairment	2,074	1,425	2,074	1,425
	16,617	21,008	69,985	81,921
Operating (loss)	(7,049)	(2,807)	(14,824)	(8,257)
Interest expense	—	3	—	(27)
Interest income	4	4	25	21
Other expense	(187)	(99)	(925)	(360)
(Loss) before taxes	(7,232)	(2,899)	(15,724)	(8,623)
Income tax benefit	(1,872)	(6,167)	(1,664)	(3,757)
Net (loss)	$(9,104)	$(9,066)	$(17,388)	$(12,380)
Net (loss) per common share:
Basic	$(0.39)	$(0.39)	$(0.74)	$(0.54)
Diluted	$(0.39)	$(0.39)	$(0.74)	$(54.00)
Weighted-average number of common shares outstanding:
Basic	23,446,000	23,167,000	23,365,000	23,101,000
Diluted	23,446,000	23,167,000	23,365,000	23,101,000

Fuel Tech, Inc.
Consolidated Statements of Comprehensive (Loss) Income
(in thousands of dollars)

	For the years ended December 31,
	2016	2015	2014
Net (loss)	$(17,388)	$(12,380)	$(17,725)
Other comprehensive (loss):
Foreign currency translation adjustments	(6)	(1,097)	(489)
Unrealized (losses)/gains from marketable securities, net of tax	(6)	(11)	4
Total other comprehensive (loss)	(12)	(1,108)	(485)
Comprehensive (loss)	$(17,400)	$(13,488)	$(18,210)
See notes to consolidated financial statements.

Fuel Tech, Inc.
Consolidated Statements of Cash Flows
(in thousands of dollars)

	For the years ended December 31,
	2016	2015	2014
OPERATING ACTIVITIES
Net (loss) income	$(17,388)	$(12,380)	$(17,725)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	1,780	2,067	1,922
Amortization	1,720	2,138	2,384
Loss (gain) on disposal of equipment	60	(26)	—
Allowance for doubtful accounts	(111)	—	762
Deferred income taxes	1,196	4,916	(9,524)
Stock compensation expense	1,991	1,809	2,322
Goodwill and intangible assets impairment	2,074	1,425	23,400
Excess and obsolete inventory reserve	825	—	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	3,522	7,880	6,117
Inventories	446	(560)	(616)
Prepaid expenses, other current assets and other noncurrent assets	2,893	(1,245)	(913)
Accounts payable	(2,445)	1,817	(3,600)
Accrued liabilities and other noncurrent liabilities	699	(913)	906
Net cash (used in) provided by operating activities	(2,738)	6,928	5,435

INVESTING ACTIVITIES
Purchases of property, equipment and patents	(940)	(802)	(2,808)
Proceeds from the sale of equipment	2	26	—
Purchases of other intangible assets	—	—	(3,010)
Payment for acquisitions, net of cash acquired	—	—	(8,079)
Net cash used in investing activities	(938)	(776)	(13,897)

FINANCING ACTIVITIES
Payments on short-term borrowings	—	(1,623)	—
Proceeds from exercises of stock options	—	—	297
Excess tax benefit from exercises of stock options	—	—	7
Change in restricted cash	(6,020)	—	—
Treasury shares withheld	(172)	(252)	(304)
Net cash used in financing activities	(6,192)	(1,875)	—
Effect of exchange rate fluctuations on cash	10	(1,230)	(639)
Net (decrease) increase in cash and cash equivalents	(9,858)	3,047	(9,101)
Cash and cash equivalents at beginning of year	21,684	18,637	27,738
Cash and cash equivalents at end of year	$11,826	$21,684	$18,637

Supplemental Cash Flow Information:
Cash paid for:
Interest	$—	$27	$125
Income taxes paid	$368	$—	$—
See notes to consolidated financial statements.

FUEL TECH, INC.
BUSINESS SEGMENT FINANCIAL DATA
(Unaudited)
(in thousands)

For the three Months Ended December 31, 2016	Air Pollution Control Segment	FUEL CHEM Segment	Fuel Conversion Segment	Other	Total
Revenues from external customers	$4,989	$4,579	$—	$—	$9,568
Cost of sales	(4,666)	(3,051)	—	—	(7,717)
Gross margin	323	1,528	—	—	1,851
Selling, general and administrative	—	—	—	(5,853)	(5,853)
Restructuring Charge	—	(3)	—	—	(3)
Research and development	—	—	(656)	(314)	(970)
Goodwill and intangible assets impairment		—	—	(2,074)	(2,074)
Operating income	$323	$1,525	$(656)	$(8,241)	$(7,049)

For the three Months Ended December 31, 2015	Air Pollution Control Segment	FUEL CHEM Segment	Fuel Conversion Segment	Other	Total
Revenues from external customers	$12,463	$5,738	$—	$—	$18,201
Cost of sales	(8,501)	(2,793)	—	—	(11,294)
Gross margin	3,962	2,945	—	—	6,907
Selling, general and administrative	—	—	—	(7,407)	(7,407)
Restructuring Charge	—	16	—	—	16
Research and development	—	—	(615)	(283)	(898)
Goodwill and intangible assets impairment	(1,425)	—	—	—	(1,425)
Operating income	$2,537	$2,961	$(615)	$(7,690)	$(2,807)

For the twelve months ended December 31, 2016	Air Pollution Control Segment	FUEL CHEM Segment	Fuel Conversion Segment	Other	Total
Revenues from external customers	$34,052	$21,109	$—	$—	$55,161
Cost of sales	(25,370)	(10,997)	—	—	(36,367)
Gross margin	8,682	10,112	—	—	18,794
Selling, general and administrative	—	—	—	(25,564)	(25,564)
Restructuring charge	(537)	(891)	—	—	(1,428)
Research and development	—	—	(2,800)	(1,752)	(4,552)
Goodwill and intangible assets impairment	—	—	—	(2,074)	(2,074)
Operating income	$8,145	$9,221	$(2,800)	$(29,390)	$(14,824)

For the twelve months ended December 31, 2015	Air Pollution Control Segment	FUEL CHEM Segment	Fuel Conversion Segment	Other	Total
Revenues from external customers	$43,485	$30,179	$—	$—	$73,664
Cost of sales	(30,612)	(14,495)	—	—	(45,107)
Gross margin	12,873	15,684	—	—	28,557
Selling, general and administrative	—	—	—	(30,897)	(30,897)
Restructuring charge	(149)	(70)	—	—	(219)
Research and development	—	—	(2,826)	(1,447)	(4,273)
Goodwill and intangible assets impairment	(1,425)	—	—	—	(1,425)
Operating income	$11,299	$15,614	$(2,826)	$(32,344)	$(8,257)

Note: Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC.
GEOGRAPHIC INFORMATION
(Unaudited)
(in thousands)

For the years ended December 31,	2016	2015	2014
Revenues:
United States	$42,545	$51,485	$50,901
Foreign	12,616	22,179	28,116
	$55,161	$73,664	$79,017

As of December 31,	2016	2015
Assets:
United States	$37,684	$47,437
Foreign	20,104	28,574
	$57,788	$76,011

FUEL TECH, INC.
RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA
(Unaudited)
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net (loss)	$(9,105)	$(9,066)	$(17,388)	$(12,380)
Interest (income) expense	—	(3)	—	27
Income tax (benefit) expense	1,872	6,167	1,664	3,757
Depreciation expense	421	507	1,780	2,067
Amortization expense	435	531	1,720	2,138
EBITDA	(6,377)	(1,864)	(12,224)	(4,391)
Goodwill and intangible assets impairment	2,074	1,425	2,074	1,425
Stock compensation expense	471	489	1,991	1,809
ADJUSTED EBITDA	$(3,832)	$50	$(8,159)	$(1,157)

Adjusted EBITDA
To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense, non-cash impairment charges, and stock compensation expense. The Company's reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.
Adjusted EBITDA is provided to enhance investors' overall understanding of the Company's current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the financial table above.